EXHIBIT 99.1


Gasco
------
Energy

For Release at 8:30 AM EDT on July 11, 2007
                    GASCO ENERGY UPDATES UINTA BASIN ACTIVITY

DENVER - (PR Newswire) - July 11, 2007 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta
Basin.

Record Quarterly Production
Estimated cumulative net production for the quarter ended June 30, 2007 was 1,135 million cubic feet equivalent (MMcfe), an increase of 7.9% over first quarter 2007 production of 1,051 MMcfe, and 32% above second quarter 2006's production of 863 MMcfe. Utah operations constitute approximately 100% of Gasco's net production.

The Company  reported an increase in sequential  production  volumes despite its decision to delay completion activity on its recently drilled wells due entirely to seasonally low natural gas prices received in the Rockies.  Gasco has elected to also  curtail  production  from some of its existing gas wells and will bring
this   production    back   online   when   prices   improve.    Curtailed   and
facilities-constrained   net  volumes  for  the  quarter  are  estimated  to  be
approximately  100 MMcf or 1.1 MMcf/d.  Relief from lower regional gas prices is expected upon additional takeaway capacity exiting Rockies basins,  specifically with the  January  2008  anticipated  in-service  date of Phase I of the Rockies
Express pipeline.

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

--------------------------------------------------------------------------------
Gasco Energy Net Production Detail*
--------------------------------------------------------------------------------

                               Three-months                     Three-months                         Six-months
                                   Ended                            Ended                              Ended
                            June 30,  March 31,              June 30,   June 30,                 June 30,   June 30,
                              2007     2007     % Change      2007       2006     % Change         2007       2006     % Change
                             ----      -----     ------      ----       ----       ------          ----       ----       ------

Natural Gas / MMcf            1,069     1,000       6.9%      1,069       833        28.3%        2,069      1,709      21.0%
Oil / MBbls                    10.9       8.4      29.8%       10.9       5.0       118.0%         19.3        9.1     112.0%
Natural Gas
  Equivalents / MMcfe         1,135     1,051       7.9%      1,135       863        31.5%        2,186      1,764      23.9%
------------------------------------- ---------- --------- ------------ ---------- ---------- ------------- ---------- ----------

     *Includes Q207 preliminary production estimates. Company estimates may differ from the actual results to be reported in its forthcoming filing on Form 10-Q for the quarter-ended June 30, 2007.

Drilling Activity
During the second quarter of 2007, Gasco spudded eight gross wells (5.6 net) and reached total depth (TD) on six gross wells (4.4 net) in Utah. The Company is currently running three drilling rigs on its Riverbend project. Average time to TD on the last 10 Gasco-operated wells was 18.6 days. The operations team continues to record excellent results in the ongoing initiative to reducing drilling days and other project costs that are within its control. Year-to-date, Gasco spudded 13 gross operated wells (10.1 net) and reached total depth on 13 gross wells (9.4 net). Gasco also participated in one outside-operated well (0.25 net), and had its second well (Non-op; GSX carried for 20% WI) in Nevada begin drilling.

Completion Activity
Also during the quarter, Gasco conducted initial completion operations on two wells (1.5 net), and re-entered no wells to complete behind-pipe pay zones. There were also no outside-operated wells completed in the quarter. During the first six months of 2007, Gasco conducted initial completion operations on nine


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operated  wells (6.2 net) and re-entered one operated well (1.0 net) to complete behind-pipe pay zones. The Company also participated in the completion of one outside operated well (0.25 net). At June 30, 2007, Gasco operated 98 gross
producing  wells  with  eight  additional  wells  awaiting  initial   completion
activities, including the Mancos test, the Federal #14-31. The Company currently has an inventory of 24 operated wells with up-hole recompletions. Gasco continues to build its recompletion inventory in advance of what the Company believes could be a stronger Rockies commodity price environment.

Mancos Shale Test - Riverbend Project, Utah
Completion operations commenced on Monday, June 25, 2007 on the Gasco-operated Federal #14-31 (GSX: 100% WI), a deep gas test drilled to total depth of 16,763 feet to evaluate the productive potential of the Wasatch, upper and lower Mesaverde, Blackhawk, Mancos and Dakota formations. The deeper Dakota interval had numerous sands that were gas charged but tight, and was determined to be non-commercial. A cast iron plug was set in the Dakota allowing for completion activities in the Mancos Shale.

During initial completion work, the lower-most Mancos Shale frac stage, the first of five stages in the completion design, was successfully hydraulically fractured. The completed interval flowed back frac fluids and delivered first gas to sales at an initial turn-on rate of 1.132 million cubic feet of natural gas per day while continuing to flow back frac fluid.

While attempting to complete the second Mancos Shale stage, a flow-through frac plug became stuck in the hole at approximately 4,590 feet. While working to remove the stuck plug, the completion vendor accidentally fired the perforating guns at about 4,580 feet preventing completing additional stages until well remediation is successfully concluded. The stuck frac plug has since been extricated from the hole. Well remediation is underway with plans to cut-off the 4 1/2 inch casing below the perforation damage and pull out of the hole with the damaged string. The accidentally perforated casing joint will be replaced with an overshot joint especially designed to maintain 17,000 psi. The well is currently shut-in while well-bore remediation work is underway.

Upon completion of the remediation process, which is anticipated to take a month, the Company expects full wellbore integrity to be restored allowing the completion to proceed as originally planned. The technique being employed has been successfully utilized previously by industry, and Gasco engineers believe it to have a high probability of success. In the event that the remediation design does not fully restore the wellbore, Gasco believes that the vendor responsible for the damage will ultimately bear full financial responsibility for the error resulting in this problem, including repairs and remediation.

Mark Erickson, Gasco's President and CEO, said: "We are very encouraged by the initial flow rates from the lone Mancos Shale interval in the Federal #14-31. However, the data is inconclusive until we can successfully fracture stimulate all five Mancos stages. Based on open-hole log analysis, it is our initial assessment that most of the remaining Mancos zones appear to be of higher quality than the first completion stage. We believe that results to date confirm our geologic model for the deeper gas pay and look forward to resuming completion activities on the well once the remediation work is completed."

Erickson continued: "With respect to shut-in production, given the nature of our tight-gas reservoirs, we are not forced to give our gas away at these lower prices when we have wells that can essentially act as storage fields. The current shut-in volumes can entirely be produced into sales as prices in the Rockies improve with winter, seasonal demand and improved takeaway capacity in the Rockies comes on line. We expect to have a large inventory of completion and recompletion opportunities that will allow us to rapidly increase production once pipeline issues are resolved."

Q207 Results
Gasco expects to announce its second quarter results on August 1, 2007. The Company will schedule a conference call to discuss financial and operational results, which will be announced at a later date.

About Gasco Energy

Gasco Energy, Inc. is a Denver-based natural gas and petroleum exploitation and development and production company engaged in locating and developing hydrocarbons resources, primarily in the Rocky Mountain region. To learn more, visit www.gascoenergy.com.

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Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2006 amended Form 10-K filed with the Securities and Exchange Commission on April 5, 2007.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044


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